EXHIBIT 99.1
                             NATIONSBANK CORPORATION
                     1996 ASSOCIATES STOCK OPTION AWARD PLAN

                             Instrument of Amendment

         THIS INSTRUMENT OF AMENDMENT (the "Instrument") is executed as of the _____ day of __________________, 1996 by NATIONSBANK CORPORATION, a North Carolina corporation (the "Corporation").
                              Statement of Purpose
         The Corporation and its subsidiary corporations (collectively, the "Participating Employers") sponsor the NationsBank Corporation 1996 Associates Stock Option Award Plan (the "Plan"). The Participating Employers desire to amend the Plan as set forth herein in connection with the merger of the Corporation and Boatmen's Bancshares, Inc. pursuant to an Agreement and Plan of Merger dated August 29, 1996 (the "Merger Agreement"). The amendments set forth herein have been approved by the Compensation Committee of the Board of Directors of the Corporation in accordance with the provisions of the Plan.
         NOW, THEREFORE, the Plan is hereby amended as follows effective as of the "Effective Date" of the merger with Boatmen's Bancshares, Inc. as defined in the Merger Agreement:
         1.       Paragraph 2 of the Plan is amended to read as follows:
         "2.      SHARES AVAILABLE FOR OPTIONS:

                  The aggregate number of shares of the Corporation's Common Stock (the "Common Stock") which may be issued and sold pursuant to options granted under the Plan (the "Options") shall not exceed twenty-five million (25,000,000), subject to adjustment or substitution as provided in Paragraph 14. Any shares of Common Stock covered by an Option that lapses, expires, terminates or is canceled shall remain available for issuance pursuant to Options granted under the Plan."

         2.       The following Paragraph 20 is added to the end of the Plan:
         "20.     SPECIAL PROVISIONS REGARDING BOATMEN'S MERGER:

                  The Corporation and Boatmen's Bancshares, Inc. entered an Agreement and Plan of Merger dated August 29, 1996 (the "Merger Agreement"). On the "Effective Date" of the merger as defined in the Merger Agreement (the "Boatmen's Grant Date"), Options shall be granted under the Plan subject to the following special terms and provisions:

                           (a) The persons eligible to receive an Option grant
                  on the Boatmen's Grant Date shall be those persons who (i) are employed by Boatmen's Bancshares, Inc. or one of its subsidiary corporations immediately prior to the Boatmen's Grant Date, (ii) are "benefits eligible" (as defined in Paragraph 4(c) hereof) and actively



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                  employed on the Boatmen's Grant Date and (iii) are employed in one of the positions set forth in subparagraph (b) below on the Boatmen's Grant Date (or are determined by the Committee to be employed in one of the eligible positions in accordance with the provisions of Paragraph 4(d) hereof) (each a "Boatmen's Eligible Associate"); provided, however, that any person who received an option award during 1996 under either the Boatmen's 1987 Nonqualified Stock Option Plan or the Boatmen's 1991 Incentive Stock Option Plan, other than a person who received an award characterized as a "broad-based" award under such plans, shall not be a Boatmen's Eligible Associate.

                           (b) The number of shares of Common Stock to be
                  covered by the Option granted to a Boatmen's Eligible Associate on the Boatmen's Grant Date shall be determined as follows:

                                Position on the        # of Shares Covered
                           Boatmen's Grant Date              By Option

                           Vice President or above ........... 500
                           Asst. Vice President .............. 400
                           Officer below level of Asst.
                                    Vice President ........... 250
                           Full-time associate who is
                                    not an officer ........... 250
                           Part-time associate who is
                                    not an officer ........... 100

                           (c) The option exercise price for each share of
                  Common Stock covered by an Option granted on the Boatmen's Grant Date shall be the greater of (i) the Closing Price of the Common Stock on the Boatmen's Grant Date or (ii) the Closing Price of the Common Stock on the July 1, 1996 Grant Date.

                           (d) In the event the Closing Price of the Common
                  Stock equals or exceeds $100 (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to the Boatmen's Grant Date, then each Option granted on the Boatmen's Grant Date shall be fifty percent (50%) vested immediately upon grant; and in the event the Closing Price of the Common Stock equals or exceeds $120 (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to the Boatmen's Grant Date, then each Option granted on the Boatmen's Grant Date shall be one hundred percent (100%) vested immediately upon grant. Except for the preceding provision, each such Option shall vest in accordance with the provisions of Paragraph 8.

                           (e) Notwithstanding the provisions of subparagraph
                  (d) above, in no event shall an Option granted on the Boatmen's Grant Date be exercisable prior to April 1, 1997. If a Boatmen's Eligible Associate terminates employment prior to April 1, 1997 and the associate's Option is either partially or fully vested, the ninety (90) day period during which the associate may exercise the Option (to the extent vested) shall commence on April 1, 1997.


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                           (f) The definition of "retirement" under Paragraph
                  8(g) above with respect to a Boatmen's Eligible Participant is modified as follows: "vesting service" for such purpose shall mean "vesting service" as defined under the tax-qualified defined benefit retirement plan in which the associate participates.

         Except for the foregoing special terms and provisions, Options granted on the Boatmen's Grant Date shall be subject to the terms and provisions of the Plan without regard to the provisions of this Paragraph 20."

         3. The amendments to the Plan set forth in paragraphs 1 and 2 hereof are expressly conditioned on the consummation of the merger in accordance with the Merger Agreement. In the event such merger is not so consummated, the amendments set forth herein shall be null and void.
         IN WITNESS WHEREOF, the Corporation, on behalf of the Participating Employers, has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

                             NATIONSBANK CORPORATION

                                  By:_______________________________
                                        C. J. Cooley, Executive Vice President

                                  "Corporation"